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                                                                      EXHIBIT 11



                        SOUTHDOWN, INC. AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (In millions, except per share amounts - Unaudited)



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                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                         1999            1998
                                                                    ------------    ------------
Earnings (loss) for basic earnings per share:
  Earnings from continuing operations                               $      213.4    $      125.0
  Loss from discontinued operations, net of income taxes                    (1.0)           (1.6)
  Extraordinary charge, net of income taxes                                 (9.2)             --
                                                                    ------------    ------------
  Net earnings for basic earnings per share                         $      203.2    $      123.4
                                                                    ============    ============


Earnings (loss) for diluted earnings per share
  Earnings from continuing operations                               $      213.4    $      125.0
  Loss from discontinued operations, net of income taxes                    (1.0)           (1.6)
  Extraordinary charge, net of income taxes                                 (9.2)             --
                                                                    ------------    ------------
  Net earnings for diluted earnings per share                       $      203.2    $      123.4
                                                                    ============    ============


Average common stock shares outstanding:                                    37.6            38.2

  Other potentially dilutive securities:
   - common stock equivalents from assumed
     exercise of stock options                                               0.3             0.7
                                                                    ------------    ------------
  Total for diluted earnings per share                              $       37.9    $       38.9
                                                                    ============    ============

Earnings (loss) per common share:
   Basic
      Earnings from continuing operations                           $       5.68    $       3.27
      Loss from discontinued operations, net of income taxes               (0.03)          (0.04)
      Extraordinary charge, net of income taxes                            (0.24)             --
                                                                    ------------    ------------
                                                                    $       5.41    $       3.23
                                                                    ============    ============

   Diluted
      Earnings from continuing operations                           $       5.63    $       3.22
      Loss from discontinued operations, net of income taxes               (0.03)          (0.04)
      Extraordinary charge, net of income taxes                            (0.24)             --
                                                                    ------------    ------------
                                                                    $       5.36    $       3.18
                                                                    ============    ============
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